EXHIBIT 10.5

FRAC WATER SYSTEMS, INC.
1266 1st Street, Suite 4
Sarasota, FL 34236

__________, 2013
(Name and Address)

Re:	Frac Water Systems, Inc. Directorship Offer

Dear __________:

It is my pleasure to offer you a position to serve on the Board of Directors of Frac Water Systems, Inc., a Nevada corporation (“FWSI”) on the terms described herein:

•	You will be eligible to purchase _______ shares of common stock of FWSI at a price of $____ per share or an aggregate of $_____.

•	You will attend Board meetings and Committee meetings as requested. You will make yourself reasonably available for Board and Committee meetings and to sign unanimous board consents as needed by FWSI.

•
You will be reimbursed for all reasonable and bona fide out-of-pocket expenses (including reasonable travel and lodging expenses related to attendance at Board and Committee meetings) incurred by you in your capacity as a director of FWSI.

•
Upon FWSI being funded and becoming operational, FWSI intends to implement a formal Board compensation plan which is expected to provide for the payment of modest annual cash retainers and Board meeting attendance fees as well as the issuance of stock options under FWSI’s 2013 Equity Incentive Plan.

•
FWSI and its affiliates will indemnify you if you are made or are threatened to be made a party to, or are otherwise involved in, as a witness or otherwise, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, including appeals, by reason of the fact that you are or have agreed to serve as a director or officer of FWSI or any of its affiliates. The indemnification provided by this paragraph shall be from and against all loss and liability suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by or on behalf of you in connection with such action, suit or proceeding, including any appeals. These indemnification rights will continue to apply after you cease to serve as a director of FWSI or its affiliates. FWSI will obtain D&O insurance in commercially reasonable amounts within approximately 30 days of your appointment as a director of FWSI.

This letter will become effective upon its execution by each of the undersigned and when the current Board of Directors of FWSI elects you as a director of FWSI.  This letter agreement may be executed in two or more counterparts, any of which may be executed and transmitted by facsimile or electronic transmission, and each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

Please acknowledge your agreement to the terms hereof by signing this letter agreement as provided below and returning your signed copy of this letter agreement to me.

FRAC WATER SYSTEMS, INC.

a Nevada corporation

By:
Name:	Nadine C. Smith
Title:	President

Accepted and Agreed:

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